UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only
(as permitted by Rule 14a–6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a–12

CCC INFORMATION SERVICES GROUP INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials.

☐		Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

This filing consists of: (1) an email sent by CCC to CCC employees on December 28, 2005; and (2) a communication from CCC to its 401(k) plan participants, mailed on December 28, 2005, regarding a summary of material modifications to the company’s 401(k) Retirement Savings & Investment Plan resulting from the proposed merger with an affiliate of Investcorp.

CCC Employee Email

The attached document will be mailed to all participants in CCC’s 401(k) Plan today and provides information on how the Investcorp transaction will impact balances in the CCC Stock Fund within the Plan. It also includes recommended steps Plan participants should consider taking in the near future with regard to their 401(k) Plan account. The main points of the communication are as follows:

Before the transaction closes:

The CCC Stock Fund in the 401(k) Plan will be closed to all incoming contributions after December 30, 2005. This includes contributions made to the CCC Stock Fund through your regular payroll deferrals, as well as balance transfers into the CCC Stock Fund.

If you are currently deferring a portion of your 401(k) contribution from your paychecks into the CCC Stock Fund, you are encouraged to change your investment election for future salary deferrals after this week’s pay period. Please note that if you do not change your investment election for future salary deferrals, then any payroll contributions after this week’s payroll period that would previously have been invested into the CCC Stock Fund will instead be invested in the T. Rowe Price Stable Value Fund.

After the transaction closes:

As previously announced, the stockholders meeting will likely be held sometime between mid-January and early February. We expect the closing to occur one or two days after stockholder approval. Within a few days after the acquisition, the proceeds from the sale of CCC common stock held in your 401(k) account will be directed to the T. Rowe Price Stable Value Fund. After your proceeds are deposited into the T. Rowe Price Stable Value Fund, you may perform an investment exchange to move the funds out of the T. Rowe Price Stable Value Fund and into any of the other investment funds offered by the Plan.

Summary of Material Modifications

to the CCC Information Services Inc.

401(k) Retirement Savings & Investment Plan

Please read for important information regarding changes to the CCC Information Services Inc. 401(k) Retirement Savings & Investment Plan

CCC Information Services Group Inc. (“CCC”) has agreed to be acquired by an affiliate of Investcorp. Under the terms of the acquisition agreement, holders of CCC common stock will receive $26.50 for each share of CCC common stock held. The acquisition remains subject to CCC stockholder approval, among other conditions. To prepare for the proposed acquisition, if it is completed, there will be certain changes to the CCC Information Services Inc. 401(k) Retirement Savings & Investment Plan (the “Plan”). Please read this letter carefully so that you fully understand how these changes might impact your investment in the Plan, and what steps you need to take.

Active employees contributing to the CCC Stock Fund, or any participant making balance transfers:

The CCC Stock Fund in the Plan will be closed to all incoming contributions after December 30, 2005. This includes contributions added to the CCC Stock Fund through your regular payroll deferrals (as an active employee), as well as balance transfers into the CCC Stock Fund (for all participants). After December 30, 2005, no further payroll deferrals or new contributions will be invested in the CCC Stock Fund. Your existing balance in the CCC Stock Fund will remain invested there unless you direct otherwise.

If you are currently deferring a portion of your 401(k) contribution into the CCC Stock Fund, you are encouraged to change your investment election for future salary deferrals after the December 30, 2005 pay period. We recommend that you do so no later than January 17, 2006, in order to have the funds from your first paycheck in January 2006 allocated according to your new investment elections.

Please note that if you do not change your investment election for future salary deferrals, then any contributions after the payroll period for December 30, 2005, that would previously have been invested into the CCC Stock Fund will instead be invested in the T. Rowe Price Stable Value Fund*.

If you have an existing balance in the CCC Stock Fund:

As mentioned above, under the terms of the acquisition agreement, if the acquisition is completed, CCC stockholders will receive $26.50 for each share held in the CCC Stock Fund. In connection with the acquisition, all shares held in the CCC Stock Fund will be converted into cash and will be automatically deposited into the T. Rowe Price Stable Value Fund. These funds will be deposited as soon as administratively possible after the transaction is complete.

After your proceeds are deposited into the T. Rowe Price Stable Value Fund, you may perform an investment exchange to move the funds out of the T. Rowe Price Stable Value Fund and into any of the other investment funds offered by the Plan. Please note that if you do not transfer your proceeds from the sale of your shares of CCC common stock out of the T. Rowe Price Stable Value Fund into another fund, those proceeds will remain in the Stable Value Fund until you do so.

If CCC stockholders do not approve the acquisition agreement or the acquisition is not completed for some other reason, your investment in the CCC Stock Fund will not be sold, and the restriction on activity in that fund will be lifted.

Key timing and dates to remember

• December 30, 2005 before 4 p.m. eastern time

Last day to transfer funds into the CCC Stock Fund, and last payroll period in which salary deferrals will be invested in the CCC Stock Fund.

• No later than January 17, 2006 (Active employees only)

Change your 401(k) investment election for your payroll contributions that are going into the CCC Stock Fund (see instructions below) so that your first paycheck in January reflects your updated investment elections. If you do not change your investment elections for future deferrals, then your payroll contributions that are currently going into the CCC Stock Fund will go into the T. Rowe Price Stable Value Fund beginning with the first paycheck in January.

• After the acquisition of CCC Information Services by Investcorp

We expect the acquisition to take place in the first quarter of 2006. The stockholders meeting will likely be held sometime in January or February. If stockholder approval is obtained and the other conditions to closing are satisfied, we expect that the closing would occur no later than one or two days thereafter. Within a few days after the acquisition, the proceeds from the sale of CCC common stock held in your account will be directed to the T. Rowe Price Stable Value Fund. You will receive another communication regarding this transaction shortly before the closing of the acquisition.

Your Investment Options

The investment goal of the T. Rowe Price Stable Value Fund is very different from that of the CCC Stock Fund. The T. Rowe Price Stable Value Fund seeks to provide maximum current income while preserving principal value, not earnings growth. Therefore, now is a good time to review your current investments and decide whether you want to make any changes to your account. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all of your assets, income, and investments. There are two types of changes you can make:

• Change your future contributions. Go the myRetirementPlan Web site at rps.troweprice.com and click on the “Balance Details & Transactions” at the top of the page. Then select “Change Investment Election”, located beneath the “Transactions” tab at left.

• Change your current balance. Also called an “exchange”, this type of change allows you move some or all of your entire balance from one investment choice to another within your account. After your proceeds from the sale of stock in the CCC Stock Fund are deposited into the T. Rowe Price Stable Value Fund after the acquisition transaction closes, this is the change that you may choose to consider. Go to the myRetirementPlan Web site at rps.troweprice.com and click on the “Balance Details & Transactions” at the top of the page. Then select “Change Current Balances,” which located beneath the “Transactions” tab.

If you prefer to speak to someone personally, call the T. Rowe Price Plan Account Line (PAL) at 1-800-922-9945. Representatives are available to assist you Monday through Friday between 7 a.m. and 10 p.m. eastern time. You may also contact Ross Wilken, Benefits Manager, at (312) 229-2082.

* The T. Rowe Price Stable Value Fund is not a mutual fund. It is a common trust fund established by the T. Rowe Price Trust Company and Maryland banking law, and its units are exempt from registration under the Securities Act of 1933. Investments in the trust are not deposits or obligations of, or insured or guaranteed by, the U.S. government or its agencies or the T. Rowe Price Trust Company. Although the trust seeks to preserve the value of your investment of $1.00 per unit, it is possible to lose money by investing in the trust.

Important Additional Information Will be Filed with the SEC

CCC plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. Investors and stockholders are urged to read the Proxy Statement carefully when it becomes available because it will contain important information about CCC, the transaction and related matters. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by CCC through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Proxy Statement from CCC by contacting Georgeson Shareholder Communications Inc., 17 State Street, New York, NY 10004, or by telephone at (877) 901-6134.

CCC and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding CCC’s directors and executive officers is contained in CCC’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Proxy Statement, filed on Schedule 14A, dated April 22, 2005, which are filed with the SEC. These documents are available free of charge at the SEC’s web site www.sec.gov.